UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 11, 2010

THE WESTERN UNION COMPANY

(Exact name of registrant as specified in its charter)

Delaware	001-32903	20-4531180
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12500 East Belford Avenue Englewood, Colorado		80112
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (866) 405-5012

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On February 11, 2010, Western Union Financial Services, Inc. (“Western Union”), a subsidiary of The Western Union Company, entered into a Settlement Agreement with the State of Arizona (the “State”) regarding claims concerning Western Union’s ability to prevent its service from being abused to launder money or to facilitate other criminal activity. The Settlement Agreement resolves all outstanding legal issues and claims with the State, and provides that Western Union will reimburse the State up to $21 million for certain of its costs associated with this matter and pay up to $50 million to fund a multi-state not-for-profit organization promoting safety and security along the U.S. and Mexico border. Western Union accrued for this contingency in the third quarter of 2009. In addition, as part of the Settlement Agreement, Western Union expects to make certain investments in its compliance programs along the U.S. and Mexico border and to engage a monitor of that program, which are expected to cost up to $23 million over the next several years. These amounts will be expensed as incurred and were included in Western Union’s 2010 outlook provided in its fourth quarter 2009 earnings announcement released on February 3, 2010.

A copy of the Settlement Agreement is attached hereto as Exhibit 10.1 and is incorporated by reference into this Item 1.01.

Item 9.01.	Financial Statements and Other Exhibits

The following Exhibit is filed herewith.

Exhibit Number	Description of Exhibit

10.1	Settlement Agreement, dated as of February 11, 2010, by and between Western Union Financial Services, Inc. and the State of Arizona.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 12, 2010	THE WESTERN UNION COMPANY

	By:	/S/ SARAH J. KILGORE
Sarah J. Kilgore
Assistant Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	Settlement Agreement, dated as of February 11, 2010, by and between Western Union Financial Services, Inc. and the State of Arizona.

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